REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Clayton Fixed Income Services Inc.
Denver, Colorado
We have examined management's assertion, included in the accompanying Certification Regarding
Compliance with Applicable Serving Criteria Report ("Management's Report"), that Clayton Fixed
Income Services Inc. ("Clayton") complied with the following list of specified requirements pursuant to agreements with the Trust identified below. The transaction covered by this report is a mortgage-backed securities transaction, SASCO 2007-BC4, (a "Trust") for which Clayton acted as credit risk manager (the
"Platform").
Clayton shall have prepared and made available on or about the 15th calendar day of each month the following reports (the "Reports"):
(i) The Watchlist Report including a listing of mortgage loans in any delinquency status, including current and paid off loans, and any additional comments by Clayton.
(ii) The Loss Severity Report providing a compilation and summary of all losses, indicating the loan loss severity for each mortgage pool.
(iii) The Prepayment Premiums Report indicating prepayment premiums accessed or waived by each servicer.
(iv)
The Analytics Report including statistical and/or graphical portrayals of:

(A)
The delinquency trend
(B) Prepayment analysis, and
(C) The standard default assumptions
We have not examine d any of the underlying information contained within the Reports, and as such, express no opinion related to the underlying information contained within the Reports.
Management is responsible for Clayton Fixed Income Services Inc.'s compliance with those requirements. Our responsibility is to express an opinion on management's assertion about Clayton
Fixed Income Services Inc.'s compliance based on our examination.
Clayton Fixed Income Services Inc.

Our examination was conducted in accordance with the attestation standards of the Public Company
Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about Clayton Fixed Income Services Inc.'s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on
Clayton Fixed Income Services Inc.'s compliance with specified requirements.
In our opinion, management's assertion that Clayton Fixed Income Services Inc. complied with the aforementioned requirements during the period from January 1, 2008 to December 31, 2008 is fairly stated, in all material respects.
We have not examined any of the other assertions included in management's report and, accordingly, express no opinion on assertions not specifically identified above.
/s/ Hein & Associates LLP
HEIN & ASSOCIATES LLP
Denver, Colorado
March 11, 2009